Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adolor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-51222, No. 333-62428, No. 333-100585, No. 333-105912, No. 333-134647 and No. 333-151628) and registration statement on Form S-3 (No. 333-167105) of Adolor Corporation of our report dated February 24, 2011, with respect to the consolidated balance sheets of Adolor Corporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related consolidated financial statement schedule, which report appears in the December 31, 2010 annual report on Form 10-K of Adolor Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania February 24, 2011